Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Jan. 25, 2012

MEDIA CONTACT:	INVESTOR CONTACT:
Jeff Pounds (918) 573-3332	Sharna Reingold (918) 573-2078

Three New Members Elected to Williams’ Board of Directors

TULSA, Okla. – Williams (NYSE:WMB) announced today that three new members have been elected to the company’s Board of Directors.  The new members are John Andrew Hagg, Steven W. Nance and Murray D. Smith.

“John, Steve and Murray all bring significant leadership experience as well as a deep knowledge across multiple disciplines in the North American energy industry to the Williams board,” said Alan Armstrong, Williams’ president and chief executive officer.

The new directors succeed William R. Granberry, George A. Lorch and William G. Lowrie on the Williams board, all of whom resigned and were elected as initial directors of Williams’ former exploration and production business, WPX Energy, Inc. (NYSE:WPX).

Williams completed the separation of its former exploration and production business with the Dec. 31, 2011, spinoff of WPX Energy.  The spinoff is part of Williams’ strategy to unlock shareholder value and transform itself into a high-dividend, high-growth energy infrastructure company.

John A. Hagg
John A. Hagg has 35 years of experience as a senior executive in the petroleum industry working in the exploration and production, service and financial sectors in Canada and the United States.  He is the currently chairman of Strad Energy Services Ltd., a public company providing drilling and production services to exploration and production companies in the United States and Canada.

He’s also currently chairman of Clark Builders and a director of TMX Group Inc., and The Fraser Institute.  Hagg resides in Calgary, Alberta.

Steven W. Nance
Steven W. Nance has more than 30 years of leadership experience in the oil and gas industry.  He is currently president and manager of Steele Creek Energy, LLC, a private company with investments in oil and natural gas.  He is also currently a director for Cloud Peak Energy Inc. (NYSE:CLD).

Nance also previously served as president of Peoples Energy Production Company and he was also previously chairman, president and chief executive officer of XPLOR Energy.  He resides in The Woodlands, Texas.

Murray D. Smith
Murray D. Smith has extensive experience in the energy industry and public service in Alberta, Canada. He served as Minister of Energy for Alberta from 2001 to 2004, where he was responsible for gaining global recognition for Alberta’s oil reserves.  He later also served as a diplomat, representing Alberta in Washington, D.C.

He is currently a member of the energy advisory board of TD Securities Inc., the advisory board of Hatch, a Canada-based global engineering firm, and president of Murray Smith and Associates, which provides strategic advice to clients in the North American energy sector.  He is also a board member of Surge Energy Inc. (SGY.TO), an oil-focused oil and gas company with operations throughout Alberta, Manitoba and North Dakota; and N Solv Corporation, which owns proprietary technology for water-free oil sands in-situ extraction.  He resides in Calgary, Alberta.

Committee Assignments
Beginning March 1, 2012, Hagg will serve on the board’s Audit and Finance committees, and Nance and Smith will serve on the board’s Compensation and Nominating and Governance committees.

 Williams has 12 members on its board of directors. The full list is available at www.williams.com.

About Williams (NYSE: WMB)
Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns the general-partner interest and a 73 percent limited-partner ownership interest in Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. The company’s headquarters is in Tulsa, Okla. More information is available at www.williams.com. Williams is in the process of separating its exploration and production business via a tax-free spinoff. For more information on that business, please visit www.wpxenergy.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.